SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 8, 2007
MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On February 8, 2007, MIVA, Inc. (the “Company”) announced a restructuring plan for employees in the United States and Europe. Under the plan, the Company’s active employee base is expected to decline by approximately 20%. This phase of the workforce reduction is expected to be completed by the end of May 2007.
     With respect to the workforce reductions, the Company expects to incur total restructuring charges in the quarter ended March 31, 2007 related to one-time employee severance and related costs of approximately $4 million. Through these reductions, the Company expects to generate savings in annualized cash operating expenses of approximately $10 million.
     This Current Report on Form 8-K contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “will,” “plan,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond the Company’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) the anticipated cost savings associated with implementation of the plan, (2) the Company’s ability to stabilize cash and return to positive operating margins, (3) the size of the actual decline in headcount, (4) the timing of the completion of the plan, and (5) the estimated charges for the restructuring and the timing of the recording thereof. Additional key risks are described the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2005, and the most recently filed quarterly report on Form 10-Q. The Company undertakes no obligation to update the information contained herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 8, 2007 entitled “MIVA, Inc. Announces Restructuring Plan”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.
Date: February 8, 2007	By:	/s/ Peter Corrao
Peter Corrao
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 8, 2007 entitled “MIVA, Inc. Announces Restructuring Plan”